                                                                   EXHIBIT 10.44

                             [ENGLISH TRANSLATION]

                          MANAGER EMPLOYMENT CONTRACT

between

SEQUENOM Gesellschaft fur Genomanalytik mbH
Mendelssohnstr. 15d
22761 Hamburg, Germany
               (hereinafter referred to as the "Company")

and

Dr. Karsten Schmidt
Brauweilerstrasse 49
50259 Pulheim, Germany
               (hereinafter referred to as the "Manager")


(S)1  Activities

1. The Manager has been appointed as the Managing Director of the Company effective 5/1/99 by shareholder resolution dated 4/30/99.

2. The Manager shall conduct the business of the Company with the degree of care of an ordinary businessman and conscientiously satisfy the obligations and duties assigned to him by statute, the articles of incorporation and the instructions issued to him by the general meeting of shareholders pursuant to the articles of incorporation, as well as the obligations and duties assigned to him by the by-laws for management, if such by-laws exist, and this contract.


(S)2  Management and Representation

1. The Manager shall represent the Company judicially and extrajudicially. He shall represent the Company in accordance with the articles of incorporation.

2. Within the internal relationship between the parties, the Manager shall comply with the restrictions imposed upon him by the Company's articles of incorporation and, in particular, obtain the necessary consent of the general meeting of shareholders prior to the submission of legal declarations within the meaning of (S) 12 (4) of the articles of incorporation. The Manager shall be bound by resolutions of the general meeting of shareholders.

3. The general meeting of shareholders shall be entitled at all times to declare that transactions and measures beyond the transactions covered in paragraph 2 require consent as a general matter or in individual cases.

4. All measures which are beyond the ordinary course of business shall require the prior consent of the general meeting of shareholders.

5. The Manager shall provide the shareholders with the necessary documents concerning the Company's course of business in accordance with the applicable reporting system. He shall report directly to the shareholders concerning all matters in accordance with the articles of incorporation.

Management-employment contract/Dr. Karsten Schmidt                         2
4/30/99
- --------------------------------------------------------------------------------


(S)3  Contract term

      This contract shall begin when the Manager is appointed as the manager and shall end at the end of the month in which the Manager reaches the age of 65.

(S)4  Termination

1. Both parties may terminate this contract upon notice of 6 months effective at the end of the relevant calendar quarter (regular termination). Regular termination of this contract at a point in time prior to April 30, 2000, shall be barred.

2. Termination of this contract by either party for good cause shall remain unaffected. Good cause shall specifically exist for the Company if the Manager violates the provisions of this contract or the restrictions with respect to management imposed upon him within the internal relationship of the parties.

3. Following dismissal under corporate law, the Company shall be entitled, at its election, to release the Manager until the end of the employment relationship or entrust him with different duties which may be viewed as reasonable in light of the Manager's professional qualifications.

4.    Termination must be effected via registered mail.


(S)5  Remuneration

1. As remuneration for his activities, the Manager shall receive a gross salary in the amount of DM 160,000.00, payable in 12 equal monthly sums at the end of the month, with retention of the statutory deductions. The gross salary shall be reviewed reasonably and adjusted annually; this shall take place for the first time on May 1, 2000.

2. The remuneration defined herein shall constitute payment for the entirety of the Manager's activities. Additional work, as well as work on Sundays and holidays, shall not be separately remunerated.

3.    There is no pension commitment.

4. For a transition period of a maximum of one year, the Company shall reimburse the Manager for the expenditures incurred for a second place of residence in Hamburg. For this purpose, the Company shall provide a Company-owned apartment at Neumunsterschen Strasse 22, 20251 Hamburg, at no charge.

5. For the move from Pulheim to Hamburg (or the surrounding area), the Company shall reimburse the costs incurred (upon documentation) up to a total amount of DM 10,000.00.


(S)6  Expenses/Business trips/Automobile

1. The Company shall be obligated to reimburse the Manager for necessary and reasonable outlays, to the extent that they are made in the interests of the Company. Outlays shall be documented in individual cases, unless lump-sum amounts permissible under the tax regulations are settled.

Management-employment contract/Dr. Karsten Schmidt                          3
4/30/99
- --------------------------------------------------------------------------------



2. The expenditures which the Manager incurs during business trips for travel costs, additional food expense, lodging costs and telephone charges, as well as all other necessary expenditures, shall be reimbursed on a lump-sum basis in accordance with the Company's applicable guidelines for travel costs settlement or, to the extent that said guidelines are not applicable, in accordance with the applicable tax guidelines.

3. The Manager shall receive a mid-class automobile up to the new automobile purchase costs in the maximum amount of half of his gross annual salary; said automobile may also be used for personal travel, but the Manager shall declare the monetary-equivalent benefit for tax purposes.


(S)7  Vacation

1.    The Manager shall have a right to annual vacation of 30 working days.

2. The timing of vacations shall be coordinated with the general meeting of shareholders in adherence with the interests of the Company.

3. No compensation shall be granted for vacation which is not granted during the calendar year. Vacation which is not taken may only be made up through September of the following year.


(S)8  Continued payment of salary in the event of illness

1. In the event of illness or other non-culpable inability to work, monthly remuneration shall continue to be paid for a period of six months, but not beyond the end of this employment contract. Continued payment shall begin with the month which follows the occurrence of inability to work.

2. Payments by third parties, such as payments on the basis of liability claims or arising from daily benefits insurance, etc., shall be credited toward the payments by the Company in such manner that the aggregate of such other payments and the payments by the Company do not exceed the pro rata portion of net payments which the Manager would have had he not be unable to work. The pro rata portion of net payments shall be the portions of the after-tax annual salary within the meaning of (S) 5 par. 1 which are allocable to the illness period.


(S)9  Total activity, Secondary employment

1. The Manager shall make the entirety of his work capacity, as well as all of his experience and knowledge, available to the Company.

2. Any other secondary work activity, regardless of whether or not it is geared toward profit, shall require the prior written consent of the general meeting of shareholders. The Manager shall be obligated to notify the Company in writing in advance concerning any actual or possible secondary employment which requires consent.

3. Consent granted in accordance with par. 2 maybe revoked at a later point in time if it becomes apparent that it is in conflict with the interests of the Company.

Management-employment contract/Dr. Karsten Schmidt                          4
4/30/99
- --------------------------------------------------------------------------------

4. At the end of the employment relationship--or, in the case of early release, at the time of release--the Manager shall be obligated pursuant to resolution of the general meeting of shareholders to resign from all offices which he assumed or performed on the basis above or in connection with his activity with the Company.


(S)10  Prohibition against competition

1. During the term of this contract, the Manager shall not be permitted to work--on a dependent or independent basis, for his own account or for the account of the third party--for a company which engages in mass spectrometric biopolymer analysis and/or develops methods and/or devices which are necessary for that purpose.

2. In the same manner, the Manager shall be barred from advising or otherwise furthering such a company, even on a temporary or occasional basis, and shall be barred from directly or indirectly obtaining an equity interest in a company in the same sector. Equity interests of not more than 5% of the capital stock of exchange-listed stock corporations shall be excluded from this prohibition against competition.

3. The prohibition against competition set forth in the foregoing paragraph shall continue to be applicable for a period of one year after the end of the contract.

4. For each case of violation of the prohibition against competition, the Manager shall be obligated to pay a contractual penalty in the amount of DM 50,000.00. If a violation is continued for more than four weeks, each four weeks of the continuation of the violation shall be deemed to constitute an independent violation.


(S)11  Business and trade secrets

1. The Manager shall be obligated to keep confidential all information of which he becomes aware during his work for the Company, which relates to or is connected with the Company's business, particularly with respect to business and trade secrets.

2. Disclosure to third parties shall only be permitted to the extent that the action is being taken in performance of a contractual obligation of the Company or for the purpose of protecting Company interests.

3. This obligation shall survive beyond the end of the employment relationship. The Manager is aware of the special provisions concerning the criminal punishability for the violation of business and trade secrets in accordance with (S) 17 of the Act Concerning Unfair Competition.


(S)12  Surrender of documents

At the end of this contract (or, in the case of early release, at the time of release), the Manager shall be obligated to return all documents, records and other materials related to his managerial activity to the Company on an unsolicited basis, along with an assurance of completeness.

Management-employment contract/Dr. Karsten Schmidt                          5
4/30/99
- --------------------------------------------------------------------------------

(S)13  Drawing of loans

1. The Manager shall not be permitted to draw loans from the Company; this shall include advances against salary or bonuses in excess of the monthly salary.

2. (S)89 paragraphs 1, 4 and 5 AtkG [Stock Corporation Act] shall be effective as applicable.


(S)14  Insurance

The Manager shall be insured by the Company against work accidents under a group accident insurance policy. The maximum insured sum shall be five times the annual salary.
The Manager may be insured by the Company for his benefit under a term life insurance policy in the amount of the applicable maximum tax sum. The general meeting of shareholders shall decide on the amount of the insured sum and shall reasonably take the circumstances into account. The Company shall bear the premiums. The Manager shall be obligated to permit any necessary health examination to be performed.


(S)15  Rights arising from inventions and suggestions for technical improvement

1. The Manager shall be obligated to promptly report to the Company in writing each invention which he makes during the term of the employment relationship arising from his work in the business operation or substantially based on experience or work of the business operation ((S) 4 ArbNErfG [Employee Invention Act]).

2. Within four months from the report, the Company shall be entitled to claim the invention by written declaration to the Manager. Upon receipt of the declaration, the invention shall pass to the Company along with all rights domestically and abroad.

3. If the Company does not claim the invention within four months, the Manager may freely dispose of the invention.

4. The Manager who has made use of a free invention during the term of the employment relationship ((S) 4 ArbNErfG) shall communicate this to the Company promptly in writing. Before the Manager otherwise uses a free invention during the term of the employment relationship, he must first offer the Company a non-exclusive right to use the invention at reasonable terms and conditions if the invention falls within the existing or agreed-upon work areas of the Company's business operation at the time of the offer. The Company's first refusal right shall expire if the Company does not accept the free invention within three months.

5. The Company shall be exclusively entitled to rights to inventions or technical improvements which the Manager has made or develops during his work for the Company, in connection with his work for the Company or on the basis of work for the Company. The Manager hereby assigns all relevant rights to the Company; the Company hereby accepts said assignment.

Management-employment contract/Dr. Karsten Schmidt                         6
4/30/99
- --------------------------------------------------------------------------------



(S)16  Assignment of salary and Compensation claims

1. The Manager may only pledge or assign his salary claims to third parties with the prior written consent of the general meeting of shareholders.

2. In particular, the Manager shall bear the costs which the Company incurs as a result of the attachment, pledge or assignment. The costs which are to be reimbursed shall be a lump-sum amount of 1% of the attached sum. Upon providing proof that the costs are actually higher, the Company shall be entitled to apply said actual costs and offset them against the Manager's remuneration claims.


(S)17  Exclusion periods

All claims arising from the employment relationship must be asserted in writing by the contracting parties within a period of six months from their due date, but no later than within three months after the end of the employment relationship, and, in the event that they are rejected by the other party, must be sued upon within a period of additional two months. Claims which are not asserted or sued on within this period shall be time-barred.


(S)18  Miscellaneous

1. Any modification, supplementation or termination of this contract must be in writing in order to be legally valid. The shall also apply to a modification of the provision of the preceding sentence. Oral understandings--even those prior to the conclusion of the contract--shall have no legal validity.

2. The laws of the Federal Republic of Germany shall be applicable to this contract.

3. All declarations by the Manager which relate this contract shall be directed to the general meeting of shareholders.

4. If a provision of this contract is or should become invalid or unenforceable, the contract shall otherwise remain valid. A valid or enforceable provision which comes as close as possible to the invalid or unenforceable provision from an economic standpoint shall be deemed to be agreed upon in place of the invalid or unenforceable provision. The same shall apply in the event that there is a loophole in this contract.



[handwritten] Hamburg, May 3, 1999       Hamburg, April 30, 1999
- -------------------------------------    -----------------------------------------------

/s/ Dr. Karsten Schmidt                  /s/ illegible
- -------------------------------------    -----------------------------------------------
Dr. Karsten Schmidt                      SEQUENOM Gesellschaft fur Genomanalytik mbH

                      GESCHAFTSFUHRER-ANSTELLUNGSVERTRAG

Zwischen

SEQUENOM Gesellschaft fur Genomanalytik mbH
Mendelssohnstr, 15d
22761 Hamburg

                     (im folgenden "Gesellschaft" genannt)

und

Herrn Dr. Karsten Schmidt
BrauweilerstraBe 49
50259 Pulheim

                   (im folgenden ,,Geschsaftsfuhrer"genannt)

(S) 1     Taigkeit

1. Der Geschaftsfuhrer ist durch GesellschafterbeschluB vom 30.04.1999 ab dem 01.05.1999 zum Geschaftsfuhrer der Gesellschaft bestellt worden.

2. Der Geschaftsfuhrer hat die Geschafte der Gesellschaft mit der Sorgfalt eines ordentlichen Kaufmanns zu fuhren und die ihm durch Gesetz, den Gesellschaftsvertrag, die laut Gesellschaftsvertrag ergangenen Weisungen der Gesellschafterversammlung, die Geschaftsordnung fur die Geschaftsfuhrung, sofern eine besteht, und die in diesem Vertrag ubertragenen Verpflichtungen und Obliegenheiten verantwortungsbewuBt zu erfullen.

(S) 2     Geschaftsfuhrung und Vertretung

1. Der Geschaftsfuhrer vertritt die Gesellschaft gerichtlich und auBergerichtlich. Er vertritt die Gesellschaft satzungsgemaB.

2. Der Geschaftsfuhrer hat im Innenverhaltnis die ihm im Gesellschaftsvertrag der Gesellschaft auferlegten Beschrankungen zu beachten und insbesondere vor Abgabe rechtsgeschaftlicher Erklarungen im Sinne von (S) 12 (4) des Gesellschaftsvertrages die erforderliche Zustimmung der Gesellschafterversammlung einzuholen. Der Geschaftsfuhrer ist an Beschlusse der Gesellschafterversammlung gebunden.

3. Die Gesellschafterversammlung ist jederzeit berechtigt, Geschafte und MaBnahmen uber die in Absatz 2 erfaBten Geschafte hinaus generell oder m Einzelfall fur zustimmungs-bedurftig zu erklaren.

4. Alle MaBnahmen, die auBerhalb des gewohnlichen Geschaftsbetriebes liegen, bedurfen der vorherigen Zustimmung der
          Gesellschafterversammlung.

5. Der Geschaftsfuhrer wird den Gesellschaftern die entsprechend dem jeweils geltenden Reporting-System erforderlichen Unterlagen uber den Geschaftsgang der Gesellschaft zur Verfugung stellen. Er wird in allen Angelegenheiten direkt gemaB Satzung an die Gesellschafter berichten.

Geschaftsfuhrer-Anstellungsvertrag Herr Dr. Karsten Schmidt                    2
30.04.1999
- --------------------------------------------------------------------------------

(S) 3     Vertragsdauer

          Dieser Vertrag beginnt mir der Bestellung des Geschaftsfuhrers zum Geschaftsfuhrer und endet mit Ablauf des Monats, in dem der Geschaftsfuhrer das 65, Lebensjahr vollendet.

(S) 4     Kundigung

1. Beide Parteien konnen diesen Vertrag mit einer Frist von 6 Monaten zum Ende eines Kalendervierteljahres kundigen (ordentliche Kundigung). Eine ordentliche Kundigung dieses Vertrages zu einem Zeitpunkt vor dem
          30. April 2000 ist ausgeschlossen.

2. Die Kundigung dieses Vertrages aus wichtigem Grund bleibt fur beide Seiten unberuhrt. Ein wichtiger Grund fur die Gesellschaft liegt insbesondere vor, wenn der Geschaftsfuhrer gegen die Bestimmungen dieses Vertrages oder die ihm im Innenverthaltnis auferlegten Beschrankungen hinsichtlich der Geschaftsfuhrung verstoBt.

3. Nach der gesellschaftsrechtlichen Abberufung ist die Gesellschaft berechtigt, den Geschaftsfuhrer nach ihrer Wahl bis zur Beendigung des Dienstverhaltrisses freizustellen oder ihn mit anderweitigen Aufgaben zu betrauen, die mit Rucksicht auf die berufliche Qualifikatino des Geschaftsfuhrers als zumutbar angesehen werden konnen.

4.        Die Kundigung hat per eingeschriebenen Brief zu erfolgen.

(S) 5     Vergutung

1. Der Geschaftsfuhrer erhalt als Vergutung fur seine Tatigkeit ein Bruttogehalt in Hohe von 160.000,- DM, zahlbar in 12 gleichen Monatsbetragen unter Einbehaltung der gesetzlichen Abzuge jeweils am Ende des Monats. Das Bruttogehalt wird jahrlich uberpruft und angemessen angepaBt, erstmals zum 01. Mai 2000.

2. Mit den hier festgelegten Vergutungen ist die gesamte Tatigkeit des Geschaftsfuhrers abgegolten. Mehrarbeit sowie Sonn- und
          Feiertagsarbeit werden nicht gesondert vergutet.

3.        Eine Versorgungszusage besteht nicht.

4. Fur einen Ubergangszeitraum von maximal einem Jahr erstattet die Gesellschaft dem Geschaftsfuhrer die Aufwendungen fur einen zweiten Wohnsitz in Hamburg. Die Gesellschaft stellt heirfur die firmeneigene Dienstwohnung in der Neumunsterschen StraBe 22, 20251 Hamburg kostenfrei zur Verfugung.

5. Fur den Umzug von Pulheim nach Hamburg (oder Umgebung) erstattet die Gesellschaft anfallende Kosten nach Beleg bis zu einer Gesamthohe von DM 10.000 DM.

(S) 6     Spesen / Dienstreisen / Auto

1. Die Gesellschaft ist dem Geschaftsfuhrer zum Ersatz notwendiger und angemessener Auslagen verpflichtet, soweit diese im Interesse der Gesellschaft aufgewendet wurden. Die Auslagen sind im Einzelfall zu belegen, sofern nicht nach den steuerlichen Vorschriften zulassige Pauschalbetrage abgerechnet werden.

Geschaftsfuhrer-Anstellungsvertrag Herr Dr. Karsten Schmidt                    3
30.04.1999
- --------------------------------------------------------------------------------

2. Die dem Geschaftsfuhrer bei Dienstreisen entstehenden Aufwendungen fur Fahrtkosten, Verpflegungsmehraufwand, Ubernachtungskosten und Telefonspesen sowie alle sonstigen erforderlichen Aufwendungen werden pauschal nach den jeweils gultigen Richtlinien fur Reisekostenabrechnungen der Gesellschaft oder, soweit diese nicht eingreifen, nach MaBgabe der geltenden Steuerrichtlinien erstattet.

3. Der Geschaftsfuhrer erhalt einen Mittelklassewagen bis zu Neuwagenanschaffungskosten in Hohe von maximal einem halben Bruttojahresgehalt, der auch privat genutzt werden darf, wobei der geldwerte Vorteil vom Geschftsfuhrer zu versteuern ist.

(S) 7     Urlaub

1. Der Geschaftsfuhrer hat Anspruch auf einen jahrlichen Urlaub von 30 Arbeitstagen.

2. Der Zeitpunkt des Urlaubs ist mit der Gesellschafterversammlung unter Wahrung der Belange der Gesellschaft abzustimmen.

3. Fur den im Kalenderjahr nicht gewahrten Urlaub wird keine Entschadigung gewahrt. Nicht genommener Urlaub kann im Folgejahr nur bis einschlieBlich September nachgeholt werden.

(S) 8     Gehaltsfortzahlung im Krankheitsfall

1. Im Falle der Ekrankung oder sonstigen unverschuldeten Verhinderung wird die monatliche Vergutung fur die Dauer von sechs Monaten, langstens bis zur Beendigung dieses Dienstvertrages, fortgezahit. Die Fortzahlung beginnt mit dem Monat, der dem Eintritt der
          Arbeitsverhinderung folgt.

2. Auf die Leistungen der Gesellschaft werden etwaige Leistungen Dritter, beispielsweise aufgrund von Haftpflichtanspruchen, aus Krankentagegeldversicherungen usw, dergestalt angerechnet, daB durch diese sonstigen Leistungen und die Leitungen der Gesellschaft insgesamt die zeitanteiligen Nettobezuge, die der Geschaftsfuhrer haben wurde, wenn er nicht arbeitsunfahig ware, nicht uberschritten werden. Zeitanteilige Nettobezuge sind die auf den Krankheitszeitraum entfallenen Anteile des Jahresgehaltes im Sinne vom (S) 5 Abs. 1 nach Steuer.

(S) 9     Gesamttatigkeit, Nebentatigkeit

1. Der Geschaftsfuhrer hat seine gesamte Arbeitskraft sowie seine samtlichen Erfahrungen und Kenntnisse der Gesellschaft zur Verfugung zu stellen.

2. Jede andere Nebentatigkeit, gleichgultig, ob sie auf Gewinn gerichtet sind oder nicht, bedarf der vorherigen schriftlichen Zustimmung durch die Gesellschafterversammlung. Der Geschaftsfuhrer verpflichtet sich, der Gesellschaft jede tatsachliche oder moglicherweise zustimmungsbedurftige Nebenbeschaftigung im voraus schriftlich anzuzeigen.

3. Eine gemaB Abs. 2 erteilte Zustimmung kann zu einem spateren Zeitpunkt widerrufen werden, wenn sich herausstellt, daB sie den Interessen der Gesellschaft zuwiderlauft.

Geschaftsfuhrer-Anstellungsvertrag Herr Dr. Karsten Schmidt                    4
30.04.1999
- --------------------------------------------------------------------------------

4. Der Geschaftsfuhrer ist verpflichtet, bei Beendingung des Dienstverhaltnisses - im Falle der vorzeitigen Freistellung zum Zeitpunkt der Freistellung - aufgrund Beschlusses der
          Gesellschafterversammlung alle Mandate niederzulegen, der er aufgrund seiner Tatigkeit oder im Zusammenhang mit seiner Tatigkeit bei der Gesellschaft ubemommen bzw. wahrgenommen hat.

(S) 10    Wettbewerbsverbot

1. Wahrend der Dauer dieses Vertrages ist es dem Geschaftsfuhrer nicht gestattet, fur eigene oder fremde Rechnung, selbstandig oder unselbstandig fur ein Unternehmen tatig zu sein, das massenspekrometrische Biopolymeranalytik betreibt und/ oder heirzu erforderliche Methoden und/ oder Gerate entwickelt.

2. In gleicher Weise ist es dem Geschaftsfuhrer untersagt, ein solches Unternehmen zu beraten oder in anderer Weise zu fordem, auch nicht vorubergehend oder gelegentlich, und sich direkt oder indirekt an einer Gesellschaft derselben Branche zu beteiligen. Ausgenommen von diesem Wettbewerbsverbot sind Beteiligungen von nicht mehr als 5% des Aktienkapitals borsennotierter Aktiengesellschaften.

3. Die Wettbewerbsbeschrankung des vorstehenden Absatzes gilt auch fur die Dauer von einem Jahr nach Beendigung des Vertrages.

4. Fur jeden Fall der Zuwiderhandlung gegen das Wettbewerbsverbot ist der Geschaftsfuhrer zur Zahlung einer Vertagsstrafe in Hohe von 50.000,-DM verpflichtet. Wird eine Zuwidehandlung uber mehr als vier Wochen aufrechterhalten, so gelten jede vier Wochen der Aufrechterhaltung als eigenstandige Zuwiderhandlung.

(S) 11    Geschafts- und Betriebsgeheimnisse

1. Der Geschaftsfuhrer ist verpflichtet, alle ihm wahrend seiner Tatigkeit fur die Gesellschaft bekannt gewordenen Informationen geheimzuhalten, die das Unternehmen der Gesellschaft betreffen oder mit ihm zusammenhangen, und insbesondere uber Betriebsund Geschaftsgeheimnisse Stillschweigen zu wahren.

2. Eine Offenbarung genenuber Dritten ist nur gestattet, soweit dabei in Erfullung einer vertraglichen Verpflichtung der Gesellschaft oder in wahrnehmung von Gesellschaftsinteressen gehandelt wird.

3.        Diese Verpflichtung besteht uber die Beendigung des
          Dienstverhaltnisses hinaus. Die besonderen Vorschriften uber die Strafbarkeit der Verletzung von Geschafts- und Betriebsgeheimnissen nach (S) 17 des Gesetzes uber deb unlauteren Wettbewerb sind dem Geschaftsfuhrer bekannt.

(S) 12    Herausgabe von Unterlagen

1. Bei Beendigung dieses Vertrages (im Falle der fruheren Freistellung zum Zeitpunkt der Freistellung) ist der Geschaftsfuhrer verpflichtet, alle Unterlagen, Aufzeichnungen und sonstige Materialien, die mit seiner Geschaftsfuhrertatigkeit in Zusammenhang stehen, unaufgefordert an die Gesellschaft mit der Versicherung der Vollstandigkeit zuruckzugeben.

Geschaftsfuhrer-Anstellungsvertrag Herr Dr. Karsten Schmidt                    5
30.04.1999
- --------------------------------------------------------------------------------

(S) 13    Aufnahme von Krediten

1. Die Aufnahme von Krediten von der Gesellschaft, wozu auch uber ein monatliches Gehalt hinausgehende Vorschusse auf das Gehalt oder die Tantieme zahlen, ist dem Geschaftsfuhrer nicht gestattet.

2.        (S) 89 Absatze 1, 4 und 5 AktG gelten entsprechend.

(S) 14    Versicherungen

          Der Geschaftsfuhrer wird von der Gesellschaft im Rahmen einer Gruppenunfallversicherung gegen Dienstunfalle versichert. Die Versicherungssumme betragt maximal das funffache des Jahresgehaltes. Der Geschaftsfuhrer kann durch die Gesellschaft zu seinen Gunsten im Rahmen einer Risikolebensversicherung in Hohe des jeweils geltenden steuerlichen Hochstbetrages versichert welden. Uber die Hohe der Versicherungssumme entscheidet die Gesellschafterversammlung unter angemessener Berucksichtigung der Umstande. Die Pramien werden von der Gesellschaft getragen. Der Geschaftsfuhrer verpflichtet sich, eine ggf. erforderliche gesundheitliche Untersuchung durchfuhren zu lassen.

(S) 15    Rechte aus Erfindungen und technischen Verbesserungsvorschlagen

1. Der Geschaftsfuhrer verpflichtet sich, jede von ihm wahrend der Dauer des Anstellungsverhaltnisses gemachte Erfindung, die aus senier Tatigkeit im Betrieb entstanden ist oder maBgeblich auf die Erfahrungen oder Arbeiten des Betriebes beruhen ((S) 4 ArbNErfG), der Gesellschaft unverzuglich schriftlich zu melden.

2. Die Gesellschaft ist innerhalb von vier Monaten nach der Meldung berechtigt, die Erfindung durch schriftliche Erklarung gegenuber dem Geschaftsfuhrer in Anspruch zu nehmen. Mit dem Zugang der Erklarung geht sie mit allen Rechten fur das ln- und Ausland auf die Gesellschaft uber.

3. Nimmt die Gesellschaft innerhalb von vier Monaten die Erfindung nicht in Anspruch, kann der Geschaftsfuhrer daruber frei verfugen.

4. Der Geschaftsfuhrer, der wahrend der Dauer des Anstelungsverhaltnisses eine freie Erfindung (S) 4 ArbNErfG) gemacht hat, hat dies der Gesellschaft unverzuglich schriftlich mitzuteilen. Bevor der Geschaftsfuhrer eine freie Erfindung wahrend der Dauer des Anstellungsverhaltnisses anderweitig verwendet, hat er zunachst der Gesellschaft ein nicht ausschlieBliches Recht zur Benutzung der Erfindung zu angemessenen Bedingungen anzubieten, wenn die Erfindung zum Zeitpunkt des Angebotes in den vorhandenen oder vereinbarten Arbeitsbereichen des Betriebes der Gesellschaft fallt. Das Vorrecht der Gesellschaft erlischt, wenn die Gesellschaft die freie Erfindung nicht binnen drei Monaten annimmt.

5. Rechte an Erfindungen oder technischen Verbesserungen, die der Geschaftsfuhrer wahrend seiner Tatigkeit fur die Gesellschaft oder im Zusammenhang mit seiner Tatigkeit fur die Gesellschaft oder aufgrund von Arbeiten fur die Gesellschaft gemacht oder erarbeitet hat, stehen allein der Gesellschaft zu. Der Geschaftsfuhrer tritt alle entsprechenden Rechte an die Gesellschaft ab, die Gesellschaft nimmt diese Abtretung hiermit an.

Geschaftsfuhrer-Anstellungsvertrag Herr Dr. Karsten Schmidt                    6
30.04.1999
- --------------------------------------------------------------------------------

(S) 16    Abretrung von Gehalts- und Ersatzanspruchen

1. Der Geschaftsfuhrer darf seine Gehaltsanspruche an Dritte nur nach vorheriger schriftlicher Zustimmung der Gesellschafterversammlung verpfanden oder abtreten.

2. Der Geschaftsfuhrer hat insbesondere die der Gesellschaft durch die Pfandung, Verpfandung oder Abtretung erwachsenen Kosten zu tragen. Die zu ersetzenden Kosten betragen pauschal 1% der gepfandeten Summe. Die Gesellschaft ist berechtigt, bei Nachweise tatsachlich hoherer Kosten, diese tatsachlich in Ansatz zu bringen und mit Vergutungsanspruchen des Geschaftsfuhrers zu verrechnen

(S) 17    AusschluBfristen

1. Alle Anspruche aus dem Anstellungsverhaltnis sind von den VertragschlieBenden binnen einner Frist von sechs Monaten seit ihrer Falligkeit, spatestens jedoch innerhalb von drei Monaten nach Beendigung des Anstellungsverhaltnisses schriftlich geltend zu machen und im Falle der Ablehnung durch die Gegenpartei mit einer Frist von zwei weiteren Monaten einzuklagen. Anspruche, die nicht innerhalb dieser Frist geltend gemacht oder eingeklagt werden, sind verjahrt.

(S) 18    Verschiedenes

1. Jede Anderung, Erganzung oder die Aufhebung dieses Vertrages bedarf zu ihrer Rechtswirksamkeit der Schriftform. Dies gilt auch fur die Anderung der Bestimmung des vorstehendes Satzes. Mundliche Nebenabreden - auch solche vor VertragsabschluB - haben keinerlei Rechtswirksamkeit.

2.        Auf diesen Vertrag findet das Recht der Bundesrepublik Deutschland
          Anwendung.

3. Alle Willenserklarungen des Geschaftsfuhrers, die diesen Vertrags betreffen, sind an die Gesellschafterversammlung zu richten.

4. Sollte eine Bestimmung dieses Vertrages unwirksam oder undurchfuhrbar sein oder werden, bleibt der Vertrag im ubrigen wirksam. Anstelle der unwirksamen oder undurchfuhrbaren Bestimmung gilt eine wirksam oder durchfuhbare Regelung als vereinbart, die dem mit der unwirksmen oder undurchfuhrbaren Bestimmung wirtschaftlich Gewollten moglichst nahe kommt. Entsprechendes gilt auch im Falle einer Lucke in diesem Vertrag.

          Hamburg, den 03. Mai 1999 Hamburg, den 30. April 1999


          /s/ Dr. Karsten Schmidt                /s/ [ILLEGIBLE]
          -------------------------------------  -----------------------------
          Dr. Karsten Schmidt                    SEQUENOM Gesellschaft fur
                                                 Genomanalytik mbH